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                                                                    EXHIBIT 23.2

January 14, 1999


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting a part of this amendment 1 to Registration Statement on Form S-4 of our report dated October 6, 1998 on the financial statements of Larson-Juhl Netherlands B.V. for the year September 1, 1997 up to and including August 30, 1998 as well as our reports on the financial statements of Larson-Juhl Netherlands B.V. for the fiscal years 1996 (for the period August 28, 1995 up to and including August 25, 1996) and 1997 (for the period August 26, 1996 up to and including August 31, 1997).


We also consent to the reference to us under the caption "Experts" in the Prospectus.



Arnhem, The Netherlands


/s/  BDO CampsObers
------------------------
BDO CampsObers
Registeraccountants


M. Van Roekel RA